FOR IMMEDIATE RELEASE	Contact	Imagenetix Investor Relations	William P. Spencer
		(858)385-2797	Chief Executive Officer
Imagenetix, Inc.

Tel: (858) 674-8455

IMAGENETIX, INC. REPORTS FIRST QUARTER 2011 RESULTS

San Diego, CA***August 17, 2010***Imagenetix, Inc. (OTCBB:IAGX) announced today results for the three months ended June 30, 2010. Net sales decreased 36% for the first quarter of fiscal year 2011 to $1,085,000 from $1,702,000 for the same period of last year.   Net loss for the first quarter was $604,000 or $.05 per share compared to a loss of $415,000 or $.04 per share for the same period of the prior fiscal year.

Commenting on the results of the first quarter, Mr. William Spencer, Imagenetix Chief Executive Officer said: “Sales and earnings were negatively impacted from the company’s investment and transition to our mass retail branded products – Celadrin softgels, Celadrin cream and BioGuard, our novel healthy immune system innovation. Forward looking, Imagenetix expects  to reflect the benefits of its retail strategy in the form of sequentially and significantly stronger quarterly sales. Branded product shipments combined with favorable in-store turnover, gives us the confidence in our retail brand strategy and building both short and long term value for our shareholders.”

About Imagenetix
Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Celadrin®.  Please visit, www.celadrin.com, www.bioguardhealth.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2009.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2010	2009

Net sales	$1,085	$1,702
Cost of sales	750	1,055
Gross profit	335	647
Gross profit percent	30.9%	38.0%

Operating expenses:
General and administrative	596	808
Payroll expense	243	255
Consulting expense	410	280
Operating expenses	1,249	1,343

Operating income (loss)	(914)	(696)
Other income	1	1
Interest expense	(89)	(2)
Income (loss) before income taxes	(1,002)	(697)
Income tax expense (benefit)	(398)	(282)

Net income (loss)	$(604)	$(415)

Income (loss) per share:
Basic	$(0.05)	$(0.04)
Diluted	$(0.05)	$(0.04)

Weighted average common shares outstanding:
Basic	11,310	11,011
Diluted	11,310	11,011

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	March 31,
	2010	2010
Assets:
Current assets:
Cash and cash equivalents	$594	$981
Accounts receivable, net	914	1,049
Inventories, net	1,297	1,350
Prepaid expenses and other current assets	188	151
Deferred tax asset	1,328	933
Total current assets	4,321	4,464

Property and equipment, net	81	89
Long-term prepaid expenses	15	18
Other assets	122	125
Total assets	$4,539	$4,696

Liabilities and stockholders' equity:
Current liabilities:
Secured note payable to bank	$500	$-
Accounts payable	525	997
Accrued liabilities	78	83
Customer deposits	19	25
Contract payable	43	86
Total current liabilities	1,165	1,191

Stockholders' equity	3,374	3,505

Total liabilities and stockholders' equity	$4,539	$4,696